Exhibit (10)c

August 5, 2004

Mr. Richard S. Brennan

340 West Barry Avenue

Chicago, Illinois 60657

Dear Dick:

Please let this letter of agreement confirm your appointment, subject to approval and election as an Executive Officer of the Company by the Board of Directors, as Vice President, General Counsel and Secretary of Stepan Company. I am writing to set forth our understanding of certain terms concerning your service in such position.

Stepan agrees to pay you Fifteen Thousand Dollars ($15,000.00) per month for your service as Vice President, General Counsel and Secretary. Any additional amounts may be determined from time to time based upon my assessment of your performance.

In addition, you will be entitled to reimbursement for all reasonable expenses incurred in connection with carrying out the responsibilities of your position upon presentation of expense statements and other supporting documentation as Stepan may customarily require.

You will be entitled to each paid holiday observed by Stepan and, in addition, five (5) weeks of vacation per year. You will also be covered by Stepan’s Officer & Director liability insurance.

For purposes of your appointment to the position stated, you and the Company agree that you are considered an independent contractor. During the duration of this agreement, you will at no time and under no circumstances be deemed an employee of Stepan Company for such purposes, including but not limited to, workers’ compensation, social security, state or federal unemployment insurance, withholding or other taxes of a similar or general nature or eligibility for any benefits available to employees of Stepan other than those specifically named above.

Your appointment and the terms stated herein are effective for a minimum of six (6) months. The appointment and terms will continue monthly thereafter until either party agrees to terminate them with thirty (30) days notice to the other party.

If I have accurately reflected our understanding, I would appreciate it if you would kindly acknowledge and return one copy of this letter.

Sincerely,

/s/ F. Quinn Stepan
F. Quinn Stepan
Chairman and Chief Executive Officer

Acknowledged this 5th day of August, 2004

/s/ Richard S. Brennan
Richard S. Brennan